EXHIBIT 99.2

February 28, 2008

To Our Shareholders:

I would like to start off this letter in a rather unconventional way by congratulating the New York Giants, led by their young quarterback Eli Manning and by head coach Tom Coughlin, for winning the Super Bowl earlier this month. This was quite an upset victory. Throughout the regular season, fans and the media were quick to criticize Manning every time he had a bad game, and to question his leadership. As recently as late November, after a particularly disappointing loss to Minnesota in which Manning threw four interceptions, many pundits were declaring him a bust. Manning, however, did not give up or lose heart. He remained focused, continued to work hard on his game and on improving his skills, ultimately leading the Giants to the NFL Championship and being named the Super Bowl MVP.

I mention this not because I am a Giants fan (I am actually a lifelong fan of the New York Jets) but rather because the Giants’ story reminds me of what we went through a few years ago with Kmart. When I first became involved with Kmart in 2002, during its bankruptcy, the company had been given up for dead by most industry analysts and media commentators. Kmart was like an undrafted free agent who nobody thought had a chance to play in the big leagues. Its more than 150,000 employees and its investors had an uncertain future. Despite intense criticism of and skepticism about the company and its prospects, we were able to rally Kmart’s various constituents and turn an unprofitable, failing company into a profitable company with hope for the future. Like Eli Manning, we know what it’s like to be underestimated and questioned, but we intend to keep working on our game to achieve our full potential.

I would be the first to tell you that I never expected it to be easy, and it certainly hasn’t been. But it has been rewarding – rewarding to those investors in Kmart who stuck with the company after it emerged from bankruptcy, to the vendors who continued doing business with Kmart, to the associates who remained with Kmart, and to the customers and communities who continued to support the company.

In late 2004, Kmart was on its way to earning almost $1 billion in Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), had built up almost $4 billion in cash, and had virtually no debt. In November 2004, we believed that the company’s prospects could be enhanced by a partner who could help improve the productivity of Kmart’s almost 1,500 stores. Sears had been challenged for many years and found itself seeking a way to grow outside of the mall. Expanding by building a large number of stores was a risky strategy. By merging, the combined company would have the scale, time, and capabilities to compete more effectively against many of its more profitable rivals.

Again, at the announcement of the merger there were skeptics in the industry, in the media, and in the financial community. Many of the issues raised were valid. However, the sensationalist tone masked the real debate. How would Kmart compete against the more profitable and better capitalized Wal-Mart and Target? How would Sears compete with Home Depot and Lowe’s as well as Best Buy, Kohl’s and JC Penney? Why would we believe that we could do something that so many others had tried with mixed results?

All of these are legitimate questions. What we have tried to do is improve our operations in the near term while positioning ourselves for long-term success. After the merger, we initially worked to improve our operations by focusing on the basics, like markdown disciplines and expense management. At the same time, we have been prioritizing our resources to rebuild many of the company’s systems and processes by taking a longer-term view than most investors and business managers.

Looking forward, I continue to be excited about the prospects for Sears Holdings. In 2008, we need to reverse much of the profit erosion we experienced in 2007. It won’t be easy, especially if the economy stays soft. The environment surrounding U.S. retail has been very difficult; we were not alone in experiencing disappointing performance this past year. Many retail companies lost significant market value. As illustrated in the table below, while the recent correction has brought Sears Holdings’ stock price down from an increase of nearly 20 times since Kmart emerged from bankruptcy to around ten times, it remains one of the top-performing retail stocks over the past five years. In addition, it is not clear that heavy expenditures of capital guarantee either short or long term success. Like any investment of capital, the return on that capital over time will determine its wisdom.

Retail Companies with Market Capitalization Greater than $5 billion

($ in millions, except per share data; sorted by Return Since 5/6/2003)

	2/26/2008 Market Cap	2/26/2008 Price	Return Since Kmart Emergence 5/6/2003			2007 Return	LTM (c) Sales	Capex			LTM (c) Data as of:
								LTM (c)	FYE07	FYE06
Sears Holdings Corporation	13,951	$101.36	914%	(b	)	(39)%	50,703	582	513	586	2/2/08
Urban Outfitters Inc.	5,143	$30.98	707%			18%	1,403	128	212	128	10/31/07
GameStop Corp.	7,583	$47.11	703%			125%	6,532	174	134	111	11/3/07
Nordstrom Inc. (a)	8,500	$38.46	360%			(26)%	8,828	501	264	272	2/2/08
CVS Caremark Corp.	59,209	$40.09	214%			29%	76,330	1,805	1,805	1,769	12/29/07
J. C. Penney Company, Inc	11,185	$50.45	205%			(43)%	19,860	1,243	772	535	2/2/08
Polo Ralph Lauren Corp.	6,869	$67.50	197%			(20)%	4,671	232	184	159	12/29/07
Coach Inc.	11,437	$32.50	187%			(29)%	2,932	154	141	134	12/29/07
Abercrombie & Fitch Co.	6,995	$81.19	174%			15%	3,750	NA	403	256	2/2/08
Amazon.com Inc.	29,882	$71.69	132%			135%	14,835	224	224	216	12/31/07
Best Buy Co. Inc.	19,506	$46.50	105%			7%	39,504	797	733	648	12/1/07
Costco Wholesale Corp.	28,894	$66.46	98%			32%	66,058	1,434	1,386	1,217	11/25/07
The TJX Companies, Inc.	14,557	$33.31	86%			2%	18,647	527	378	496	1/26/08
SUPERVALU Inc.	5,963	$28.19	86%			7%	43,961	1,025	837	308	12/1/07
Kroger Co.	17,523	$25.94	85%			17%	69,859	2,133	1,683	1,306	11/10/07
Staples, Inc.	16,730	$23.66	81%			(13)%	19,334	492	528	456	11/3/07
Macy’s, Inc. (a)	11,483	$26.52	80%			(31)%	26,313	994	1,317	568	2/2/08
Safeway Inc.	13,400	$30.29	66%			(0)%	42,286	1,769	1,769	1,674	12/29/07
Target Corp. (a)	45,605	$54.89	66%			(12)%	63,367	4,369	3,928	3,388	2/2/08
Starbucks Corp.	13,820	$19.06	59%			(42)%	9,823	1,073	1,080	771	12/30/07
Limited Brands Inc. (a)	6,357	$18.00	52%			(32)%	10,134	788	548	480	2/2/08
AutoZone Inc. (a)	7,893	$124.93	46%			4%	6,271	217	224	264	2/9/08
Tiffany & Co.	5,175	$40.75	46%			19%	2,932	194	182	157	10/31/07
Whole Foods Market Inc.	5,167	$37.04	29%			(12)%	7,178	538	530	340	1/20/08
Gap Inc.	14,867	$20.27	28%			11%	16,027	685	572	600	11/3/07
Walgreen Co.	37,425	$37.75	18%			(16)%	55,081	1,858	1,785	1,338	11/30/07
Lowe’s Companies Inc. (a)	36,435	$24.99	15%			(27)%	48,283	4,010	3,916	3,379	2/1/08
The Home Depot, Inc (a)	48,654	$28.83	5%			(31)%	77,349	3,388	3,542	3,881	2/3/08
Wal-Mart Stores Inc.	205,847	$51.40	(2)%			5%	378,799	14,937	15,666	14,530	1/31/08
Kohl’s Corp.	14,821	$47.25	(16)%			(33)%	16,382	1,510	1,142	828	11/3/07
Bed Bath & Beyond Inc.	7,974	$30.44	(25)%			(23)%	7,111	339	318	220	12/1/07

Notes:

All pricing data sourced directly from Bloomberg; stock prices have been dividend-adjusted.

All company financial data sourced directly from Capital IQ on February 27, 2008, except where otherwise noted

and except for all Sears Holdings data

(a) Company financial data from latest press release.

(b) Assumes $10.00 Kmart plan participant price on 5/6/03

(c) LTM is last twelve months

For a company like Sears Holdings, which has been in a rebuilding phase, the macroeconomic issues compound the difficulty of the rebuilding effort. Earning over $2.5 billion in Adjusted EBITDA in 2007, however, provides us with capital to be in a position to take advantage of future opportunities to invest in our business and create value for shareholders. We also have a strong balance sheet, as we ended the year with $1.6 billion in cash and a reduced debt load while some retail companies have increased their debt over time as shown below.

Retail Companies with Market Capitalization Greater than $5 billion

($ in millions; sorted by Return Since 5/6/2003)

	Debt									Cash	LTM (c) / MRQ (d) Data as of:	FYE07 = FY Ending:
	MRQ (d)	FYE07	FYE06	FYE05			FYE04			MRQ (d)
Sears Holdings Corporation	3,009	3,548	4,016	4,863	(e	)	8,655	(e	)	1,622	2/2/08	2/3/07
Urban Outfitters Inc.	—	—	—	—			—			191	10/31/07	1/31/07
GameStop Corp.	574	856	976	37			—			278	11/3/07	2/3/07
Nordstrom Inc. (a)	2,497	639	934	1,030			1,234			358	2/2/08	2/3/07
CVS Caremark Corp.	10,482	10,482	5,057	2,189			2,842			1,084	12/29/07	12/29/07
J. C. Penney Company, Inc	3,708	3,444	3,465	3,923			5,374			2,471	2/2/08	2/3/07
Polo Ralph Lauren Corp.	618	446	305	293			277			824	12/29/07	3/31/07
Coach Inc.	17	3	3	16			5			891	12/29/07	6/30/07
Abercrombie & Fitch Co.	—	27	59	54			33			649	2/2/08	2/3/07
Amazon.com Inc.	1,344	1,344	1,267	1,485			1,857			3,112	12/31/07	12/31/06
Best Buy Co. Inc.	988	650	596	668			920			1,614	12/1/07	3/3/07
Costco Wholesale Corp.	2,219	2,222	565	768			1,321			3,210	11/25/07	9/2/07
The TJX Companies, Inc.	833	810	809	700			699			733	1/26/08	1/27/07
SUPERVALU Inc.	9,128	9,478	1,518	1,678			1,940			177	12/1/07	2/24/07
Kroger Co.	7,462	7,042	7,205	7,901			8,260			166	11/10/07	2/3/07
Staples, Inc.	330	518	530	559			758			1,032	11/3/07	2/3/07
Macy’s, Inc. (a)	9,753	9,753	10,183	3,879			4,059			583	2/2/08	2/3/07
Safeway Inc.	5,655	5,655	5,868	6,359			6,763			278	12/29/07	12/29/07
Target Corp. (a)	17,090	10,037	9,872	9,538			11,018			2,450	2/2/08	2/3/07
Starbucks Corp.	1,080	1,264	703	281			4			535	12/30/07	9/30/07
Limited Brands Inc. (a)	2,905	1,673	1,676	1,646			648			1,019	2/2/08	2/3/07
AutoZone Inc. (a)	2,151	1,991	1,857	1,862			1,869			93	2/9/08	8/25/07
Tiffany & Co.	463	518	472	441			487			391	10/31/07	1/31/07
Whole Foods Market Inc.	773	761	9	19			171			44	1/20/08	9/30/07
Gap Inc.	188	513	513	1,886			2,770			1,656	11/3/07	2/3/07
Walgreen Co.	1,167	917	—	—			—			295	11/30/07	8/31/07
Lowe’s Companies Inc. (a)	6,680	4,436	3,531	3,690			3,755			530	2/1/08	2/2/07
The Home Depot, Inc (a)	13,430	11,661	4,085	2,159			1,365			457	2/3/08	1/28/07
Wal-Mart Stores Inc.	44,671	39,018	38,729	31,052			26,466			5,569	1/31/08	1/31/07
Kohl’s Corp.	2,227	1,059	1,154	1,107			1,089			321	11/3/07	2/3/07
Bed Bath & Beyond Inc.	—	—	—	—			—			377	12/1/07	3/3/07

Notes:

All pricing data sourced directly from Bloomberg; stock prices have been dividend-adjusted.

All company financial data sourced directly from Capital IQ on February 27, 2008, except where otherwise noted and except for all Sears Holdings data

(a) Company financial data from latest press release.

(c) LTM is last twelve months

(d) MRQ is most recent quarter

(e) In FY05 and FY04, Sears Holdings debt represents Sears Roebuck (including Sears Canada) plus Kmart debt

Sears Holdings remains one of the largest retailers in the United States in terms of revenues, market capitalization, and employees. However, our profit margins continue to lag our competitors. We intend to manage the company’s expenses and our inventory position more tightly in 2008 in order to improve our productivity on both fronts. We will continue to work to improve our game and work on our skills in the short term, and aim to put this company on a winning trajectory over the medium and long term.

*    *    *    *

In the remainder of this year’s letter, I will review our performance in 2007 and analyze how we have performed both in the context of the economic environment and also over a longer time horizon. I will focus in particular on the company’s cash generation since the merger and on how we have used the cash over the past three years. I will also describe some of Sears Holdings’ unique assets, including our brands, services, online businesses, real estate, and people. Finally, I will discuss the current changes we are making at the company in terms of both organizational structure and management in order to maximize the value of these resources.

2007 and Fourth Quarter Financial Performance

The 2007 fiscal year was our third year as a combined company. In our first two years of operations, 2005 and 2006, we generated substantial profit increases. In 2007, however, we gave back those profit improvements and returned to the 2004 profit level. But while 2007 was difficult, we cannot lose sight of the opportunities ahead of us and the resources we have at our disposal.

For the 2007 fiscal year we reported net income of $826 million. On a per-share basis, earnings were $5.70 in 2007. For the fourth quarter of 2007, net income was $426 million ($3.17 per share), as compared to $811 million ($5.27 per share) in the fourth quarter of 2006.

Because GAAP (Generally Accepted Accounting Principles) net income includes more than just operating results (it also includes financing and investing results), we use an Adjusted EBITDA measure internally to evaluate operating performance. It is called “Adjusted” EBITDA because we also exclude certain transactions (like gains from asset sales) that we believe are not reflective of ongoing operating performance. For the 2007 fiscal year our Adjusted EBITDA declined to $2.55 billion, which is below 2006 and 2005 and comparable to the 2004 level.

Adjusted EBITDA ($ in millions)			Pro Forma*
	2007	2006**	2005	2004
Domestic	$2,056	$3,248	$2,622	$2,134
% to revenues	4.6%	6.8%	5.3%	4.2%
Sears Canada	495	416	347	390
% to revenues	8.8%	8.0%	6.8%	8.0%

Total	$2,551	$3,664	$2,969	$2,524

% to revenues	5.0%	6.9%	5.5%	4.5%

Please see our earnings release issued today for a reconciliation of Adjusted EBITDA to GAAP net income.

*	The “pro forma” Adjusted EBITDA figures for 2004 and 2005 are derived by combining the results of Kmart and Sears, Roebuck for those years – i.e., using an assumption that the two companies were already merged at the beginning of the 2004 fiscal year.
**	2006 was a 53-week year, so 2006 did benefit from an extra week of operations. We estimate that the extra week benefited 2006 EBITDA and fourth quarter 2006 EBITDA by approximately $60 million (please note that this is an estimate because we do not close our books on a weekly basis).

Before the merger, Kmart earned almost $1 billion in EBITDA and had approximately 100 million fully diluted shares outstanding while the combined company earned over $2.5 billion of Adjusted EBITDA in 2007 and today has approximately 132 million fully diluted shares outstanding and $1.6 billion of cash, after having deployed roughly $9 billion of cash during the past three years. We are proud of the progress we’ve made but do not believe we have played up to our full potential yet.

2007 in Review

The economy was certainly one of the factors which contributed to our performance in 2007 – falling housing prices led to mortgage defaults, which in turn damaged the credit markets and ultimately led to losses measured in the tens of billions of dollars across the financial services industry. As a consumer-facing company, we are adversely affected whenever the macroeconomic environment challenges the individual consumer. Further, given the large portion of our business which is in big ticket, home-related categories (e.g., appliances, tractors, treadmills) we are strongly affected by changes in the housing market. But the economy was not the only factor. Looking back, we also had too much inventory in 2007, particularly in seasonal goods like apparel.

As I discussed in last year’s letter, we ended 2006 with more inventory than we had held in the past. At the time, we believed that the performance of several of our businesses justified the increase in our inventory investment to grow our earnings. Much of the profit improvement that occurred in both 2005 and 2006 was due to the elimination of unprofitable sales and promotions as well as due to synergies from the merger. We viewed these changes as necessary to establish a sound base of profitability from which to grow. Despite the perception during the first two years that we were not focused on growing our business, we were planning to do just that in 2007 through our increased inventory investment. Unfortunately, we did not foresee the severe economic turbulence ahead. In hindsight, 2007 was not a good year in which to operate with increased inventory. The higher inventory investment coupled with the difficult economic environment led to a significant increase in markdowns to clear product, especially seasonal product which has a shorter life than basic items. This created a double hit on gross margin; both lower volume due to declining sales and a lower gross margin rate due the increased markdowns. As a result, our gross margin dollars declined by more than $1 billion from the prior year.

Our current plan is to take a more conservative posture in 2008. First, we begin 2008 with a lower inventory level. Domestically, our inventory is down nearly $300 million (when you adjust the $160 million of previously consigned pharmacy which is now included in our inventory since the first quarter of 2007). Also, we are currently planning for reduced inventory purchases in 2008, especially in the spring/summer and fall/winter seasonal apparel categories. And we intend to more tightly manage our operating expenses in 2008 to improve our productivity and in light of the economic environment. But we plan to continue to invest for the long term in enhancing our merchandising capabilities, improving our multi-channel experience, enhancing the in-store customer experience with additional Lands’ End shops and Craftsman in Kmart, and expanding our Home Services offerings.

There were several successes in 2007 that I would like to recognize.

The first one is Sears Canada, which increased its Adjusted EBITDA by nearly 20% to $495 million this year, or 8.8% of sales. The Sears Canada team has done an excellent job in focusing on the merchandise offerings and optimizing promotions, resulting in a 150 basis point expansion in their gross margin rate.

For the second consecutive year, Lands’ End achieved a record year in the profitability of its traditional direct business (i.e., catalog, online, and inlet stores) increasing its earnings by 12%. This performance is impressive as 2007 was not a very good year for apparel and speaks to the strength of the Lands’ End business. Not only is it a respected brand appreciated by many customers for its great combination of quality and value, it is also a highly profitable operating business.

Finally, our cash flow generation remained strong as we generated $1.6 billion of operating cash flow in 2007, which exceeds the $1.4 billion generated last year. We ended the year with $1.6 billion in cash, as we deployed $4.3 billion in 2007 as follows:

•	$2.9 billion for share repurchases;

•	$600 million for net reductions of debt;

•	$580 million for capital expenditure reinvestments in our business; and

•	$220 million contributed to our legacy pension obligations.

During the year we increased our buyback activity and reduced our shares outstanding by nearly 15% as we repurchased approximately 22 million shares at an average price of $135 per share. In hindsight, although we believe it was a prudent use of cash, it would have been better if we had exercised more patience in the buyback as our share price continued to decline as the year progressed. However, my experience is that it is difficult to predict short-term stock price performance and that one should make the best decisions one can with the available information and a long-term perspective.

History of cash flow generation

Over our three years of operating as a combined company, we have generated significant cash flow. Cash flow generation refers to cash from operations, which is the cash generated from running the business. The reason for the focus on cash from operations is because we believe that it provides the best view of the ongoing cash generation capability of the enterprise as it excludes the effect of borrowings (other than the interest expense) and other financial transactions like acquisitions, divestitures, asset sales, and share repurchases. Obviously, it makes a big difference whether cash was earned from running the business or borrowed from a bank – the big difference being that amounts borrowed must be repaid, with interest.

Cash from operations is before taking into account capital expenditures. Some of our capital expenditures are discretionary investments that we choose to make back into our business. This is an important point that doesn’t seem to be as widely understood as it should be. Managers make an explicit choice among a number of alternatives when deciding to invest funds back into the business. The only sound economic reason to make such a choice is when we believe the capital expenditures will earn a better return for our shareholders than other potential uses would produce. If we are not convinced that capital expenditures will produce acceptable returns, the better course is to use this capital in other ways, including returning these funds to our shareholders through buybacks or dividends.

Some have wondered why we haven’t invested more money in our stores. This is a legitimate question. In theory, a company can always invest more money in its operations, but, when we make an investment we expect to earn an appropriate return. Since we have invested a significant amount of capital in hundreds of stores, we have some good data to work with to better understand what works and what does not. In some cases, our investments have led to higher earnings in the stores in which we invested and we continue to make investments like those today. In other cases, however, the investment has not led to acceptably improved performance.

Let’s look at a hypothetical example. Imagine that we invested $200 million to remodel or improve 100 stores, or $2 million per store. If the store profitability after that investment is exactly the same as before, then the $200 million investment generates 0% in return. By simply keeping our money in cash, we could have earned anywhere from 3-5% over the past several years, which is better than the 0% return in this case.

The related question then becomes: why can’t you find ways to invest in your stores that generate an acceptable return? That’s exactly the problem we have been working to solve and we will continue to work until we solve it. Until then, we will seek to be responsible with our shareholders’ capital and to make decisions based on the results of the portfolio of tests that we have in process at any point in time.

Pressing this point even further, some might ask, if you can’t justify investing in your stores, then how are you going to grow your business? To be clear, we are not saying that we can’t justify investing in our stores. The issue is more about the size and type of investment as well as the timing and sequencing of an investment. There are many things that a retailer can do to improve its business without the significant amounts of capital that a major remodel would require. Improving the assortment of products and services, mix of inventory, visual presentation, recruitment and training of employees, and marketing and communications to customers are all ways to generate improved performance. They all require significant investments, but we already invest a significant amount of capital and expense in all of these areas. The key is to improve the productivity of these investments. Our marketing and labor spend is in the billions of dollars each and we need to work diligently to get the most from these significant investments. Fundamentally, our capital allocation decisions are influenced by the alignment of management and owners with the goal of creating value for the shareholders of the business.

Let me return to the main point, which is that cash generated from operations is one of the key factors of our business. But we also need to consider one more factor: pension contributions. Cash from operations (as defined by accounting rules) is reduced by the cash contributed to pension plans, which has been significant for us over the past three years. However, we do not consider this cost to be part of cash from operations because it does not represent a current operating cost. Both Sears and Kmart have legacy pension obligations, which we inherited and which do not relate to current operations. These pension obligations arose because both predecessor Sears and Kmart companies promised pension benefits to associates but did not provide funds sufficient to pay for that promise at the time (given changes in interest rates, actuarial assumptions, and returns on plan assets). Over the past three years, we have contributed approximately $800 million pre-tax to the Sears and Kmart pension plans and we currently expect to contribute several hundred million more in total over the next few years. However, we (along with the rating agencies) view this pension cost as more akin to a repayment of debt incurred years ago than an ongoing cost.

With all that being said, how much cash have we generated from operations over the past three years? From my perspective it is about $6 billion, computed as follows:

Cash from operations	$5.3 billion
Add back pension contributions	$0.8 billion

Total	$6.1 billion

That is certainly a significant amount of cash that has been generated by our enterprise since 2004.

Uses of cash

Over the last three years, we have spent a total of $4.3 billion on share repurchases. We have repurchased 33 million shares at an average cost of $132 per share. With this buyback activity, we have reduced our shares outstanding by 20%. For those investors who have sold their shares, we have helped provide liquidity to exit their investment. For those investors who have held onto their shares, they get to participate to a greater extent in the company’s future performance.

Debt reduction has been another area of significant focus for us over the last three years. We have reduced our total obligations by more than $3 billion, in the following two ways. First, we have repaid $1.8 billion of our debt. Our debt balance is currently only $2.3 billion ($3.0 billion with capital leases) – which is quite modest for a company of our size and with our earnings. This number includes the debt of Sears Canada and Orchard Supply Hardware. Excluding this subsidiary debt leaves a remaining balance of $1.6 billion.

Second, we have focused on reducing our pension and other retirement benefit obligations (as noted above, this is similar to debt). Over the past three years we have reduced this obligation by $1.3 billion, cutting our retirement benefit liabilities in half from their balance of $2.6 billion at the time of the merger. This reduction is mostly due to the $800 million we have contributed to pension plans, but the payments we have made for other legacy retiree benefits (like medical coverage and life insurance) and the investment returns generated by our pension assets have also contributed to the reduction in the liability.

In contrast to the attention that our share repurchases have received, it is generally not well understood or appreciated how much we have reduced our debt and pension obligations. Our decision to reduce debt stands in contrast to the practice of some other retail companies that have increased their debt levels significantly in recent years.

In addition to share repurchases and debt reduction, we have also invested in our business over this period, as we have devoted $1.7 billion to capital expenditures. The total investment in our business is $2.0 billion if you include the $300 million we deployed last year to increase our ownership in Sears Canada. We have remodeled hundreds of stores during that time and have invested significantly in new technology platforms and information systems to enhance our online, supply chain and merchandising capabilities.

As a public company we are always focused on shareholder returns. However, as you can see, we simultaneously reduced our obligations and invested in our businesses over this time period. As a result of these actions, we enter 2008 fortunate to have a strong balance sheet. This, accompanied by cash flow generation, can be a very powerful combination, especially in difficult economic times. Among other things, it provides the capacity to pursue opportunities which may become available due to the environment. At the end of the day, our goal is to create value by generating cash and using that cash wisely, not simply to accumulate cash.

Resources

As we look forward to 2008 and beyond we certainly face a number of challenges — some based on the macroeconomic environment, and others specific to our company. At the same time, we see a number of important resources that are unique to Sears Holdings. As our company strives to experience success in the years to come, we will need to draw heavily upon these important attributes.

One of our most important resources is the great brands we own, in particular DieHard, Craftsman, Kenmore, and Lands’ End. All four of these brands have significant equity with customers and provide tremendous opportunity for value creation. To illustrate, let me discuss one of them, DieHard, in more detail. Based on brand recognition studies, DieHard leads in customer recognition among car battery brands by a wide margin, but it lags dramatically in market share. Why? We believe it is due to fewer points of distribution. As a proprietary brand, DieHard is only available in 900 Sears Auto Centers and 1,400 Kmart stores. Yet it is competing with other batteries that are available in thousands of locations across the country. Further, a car battery purchase is a duress purchase event, in which the customer is looking for the nearest, most convenient solution. Unfortunately, it is not always us, but there is an opportunity for us to rethink our brand distribution strategy to create value.

Home services, including installation, delivery, and repair, represent another important resource of our company. Our extensive network of in-home and in-store service businesses gives us a great opportunity to retain long-term relationships with our customers – a chance to deliver value not only at the point of sale but on an ongoing basis, and a chance to learn continuously about our customers and what they like and do not like about our products.

We also benefit from owning multiple growing and profitable on-line businesses, which enhance our multi-channel customer experience. Sears.com, Landsend.com and PartsDirect.com are all successful ways that we are engaged with our customers. For those who are not familiar with PartsDirect.com, it is the website through which we provide repair parts. In my view PartsDirect.com clearly illustrates the power of the online selling channel as it combines access to both the product (carrying more than 7 million repair parts from 450 manufacturers) and information (more than 750,000 schematic diagrams of products and the parts of which they are comprised) necessary to help our customers replace worn-out parts on their own. Clearly, it is going to be essential in the years and decades to come for any retail business to be not just competent but outstanding online. I would not put Sears Holdings in the outstanding category yet, but I believe we are trending in the right direction.

Sears Holdings also benefits from possessing substantial real estate assets. We have a physical presence in almost all major communities in the United States. In addition, we own a significant number of our larger stores including about 750 Sears Full-line, Kmart and The Great Indoors store locations. We also own 10 distribution centers as well as our Home Office campus located in Hoffman Estates, Illinois. We believe that these properties are a substantial benefit to our business.

All of these assets are valued by our customers and allow us to present solutions to enhance our customers’ lives. Not only do we have a legacy of trust, which we seek to continually strengthen, we also are known for the quality and value of our products and services, which we are able to present to our customers through multiple channels. Our associates in our stores are also critical resources, who are at the front lines of building customer relationships every day.

As we look ahead, these are some of the unique assets we see playing critical roles in the future of Sears Holdings.

New Structure and Personnel Changes

We have recently undertaken a reorganization of the internal workings of Sears Holdings. The idea behind the reorganization is to drive decision-making down into the organization and to harness free-market forces to convert a centrally planned company into a more decentralized company. In effect, Sears Holdings will operate as a holding company that owns five types of businesses: operating businesses; support businesses (e.g., finance, marketing); online businesses; real estate businesses; and brand businesses. In the case of the operating and support business categories, there will be a number of business units that fall into those categories, each run by a single leader accountable for its results. The holding company will define the “Sears Way” of doing business, appoint the leaders of the business units, and have its senior executives act as board members for each of the business units.

We know that corporate reorganizations are often greeted with skepticism, but we do believe strongly in the spirit and philosophy behind this reorganization. Our hope is that the new structure will bring much more focus, clarity, and accountability to the process of analyzing the performance of our company’s various business units. In turn, the hope is that greater visibility and accountability will help us identify, monitor, and accelerate the improvements we require to be more competitive. The pace of implementing the new structure will depend on the ability of each business unit leader and the needs of each business unit.

Our mission is to provide our customers with the products and services they want. And, we need to be prepared to supply them where and when our customers want. In many cases, that may not be exclusively through our stores. Instead, it could be online, via catalog, or possibly even through other retail outlets. We will now have a dedicated brand team who will manage our branded products – Kenmore, Craftsman, and DieHard, that way. Furthermore, we will have a Real Estate business that will act as an internal landlord, providing access to space and maximizing the value of that space over time. In order to be successful in the future we need to more quickly adapt to the changing marketplace and we believe that this structure will help us do that. We have begun the process of transforming the organization to this new model, but it will take some time to build the processes and information systems necessary to support the structure.

In addition to these structural changes, Sears has recently announced a few important changes in our senior executive ranks. In any company, especially in turnaround situations and in difficult times for an industry, one would expect that there would naturally be executive and employee turnover. We strive to give our managers and associates sufficient opportunities to learn, to grow, and to take responsibility for driving their businesses. Retail is a challenging industry and the ability to attract and retain talent is a high priority for us at Sears Holdings. At the same time, we need to ensure that we continue to promote and build a performance-oriented culture. I want to specifically recognize all of the associates who fulfill our mission every day, helping to improve the lives of our customers by providing quality services, products, and solutions that earn their trust and build lifetime relationships.

In late January we announced that we have begun a search for a new chief executive officer for Sears Holdings. I want to take this opportunity to again thank Aylwin Lewis, for his leadership and dedication over the past three-and-a-half years, first as CEO of Kmart and most recently as CEO of Sears Holdings. Aylwin led the integration of Kmart and Sears Roebuck and helped meld these two cultures. He has exemplified the qualities that are core to our company and its principles: hard work and ethical leadership. I enjoyed working with Aylwin over the last three years and I appreciate his contributions to the Company and the support he has provided me.

Second, while we interview candidates to become our new CEO, we are fortunate that we have such a strong interim leader in Bruce Johnson. Bruce has begun implementing the important organizational changes that will allow our business units to operate with greater independence, focus, and efficiency. Bruce is an experienced retail and consumer products executive. He joined Kmart in 2003 after five years at French retail chain Carrefour, where he served as director, organization and systems and as a member of the management board. Before that, Bruce spent 16 years at Colgate-Palmolive in various positions. Bruce has worked hard not only to integrate and improve our supply chain and increase our direct sourcing of product, but in 2006 took responsibility for store operations as well. As interim CEO, Bruce is overseeing the separate business units described above.

Finally, I will continue to lead the Office of the Chairman and focus on identifying and attracting talented executives to our company, including a new chief executive officer. I will also work to ensure that our new structure supports our objectives of greater accountability, faster decision-making, and increased profitability. I believe the reorganization will allow our leaders to be more productive and efficient and allow us to attract talented executives who are eager to take on the challenges of running their own businesses.

*    *    *    *

We remain committed to creating value, growing in a disciplined way, and aiming to be a leader in the retail industry. As I said last year, it’s important for all of us at the company to keep in mind that we could not do any of this without your continued support as shareholders. We sincerely thank you for allowing us to work on your behalf, and we look forward to continuing our efforts in 2008 and beyond.

Respectfully,

Edward S. Lampert, Chairman

Cautionary Statement Regarding Forward-Looking Statements: Certain statements contained in this letter contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements include, but are not limited to: statements about the ability of Sears Holdings (the “Company”) to increase its revenue and profits, innovate, manage spending and invest its capital profitably; the Company’s risk management processes; the Company’s inventory levels, debt capacity and future cash flows; future share repurchase activities; the Company’s pension liability and its ability and plans to fund its pension obligations. These forward-looking statements are based on assumptions about the future that are subject to risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the Company fails to offer merchandise and services that its customers want; the risk that the Company does not successfully manage its inventory levels; the ability of the Company to compete effectively in the highly competitive retail industry; the Company’s failure to successfully invest available capital could negatively affect the Company’s performance; the Company may fail to properly implement and realize the expected benefits from our new organizational structure and operating model; comparable store sales may fluctuate for a variety of reasons; the Company may rely on foreign sources for significant amounts of merchandise, and its business may therefore be negatively affected by the risks associated with international trade; the possibility of disruptions in computer systems to process transactions, summarize results and manage the Company’s business; the loss of key personnel; the Company may be subject to product liability claims if people or property are harmed by the products it sells; the Company may be subject to periodic litigation and other regulatory proceedings, which may be affected by changes in laws and government regulations or changes in the enforcement thereof; and a decline in general economic conditions, consumer spending levels and other conditions could lead to reduced consumer demand for the Company’s merchandise. Certain of these and other factors are discussed in more detail in the Company’s filings with the Securities and Exchange Commission. In addition, these forward-looking statements are intended to speak only as of the time of this letter and no undertaking is made to update or revise them as more information becomes available.